U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
              INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
                SECTION 30(F) OF THE INVESTMENT COMPANY ACT 1940
                                     FORM 3

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|    1.NAME AND ADDRESS                  |    2.DATE OF EVENT    |   4.ISSUER NAME AND TICKER OR TRADING SYMBOL                   |
|                                        |  REQUIRING STATEMENT  |                                                                |
| TAYLOR                 PAUL            |  (MONTH/DAY/YEAR)     |  MARKETCENTRAL.NET, CORP    [MKTC]                             |
|----------------------------------------|                       |-----------------------------------------------------------------
|      (LAST)             (FIRST)    (MI)|                       |5.RELATIONSHIP OF REPORTING PERSON TO  |6.IF AMENDMENT, DATE OF
|                                        |      12/05/2001       |  ISSUER (CHECK ALL APPLICABLE)        |  ORIGINAL (MON/DAY/YEAR)
|6401 SOUTH BOSTON STREET, Q205          |                       |                                       |
|                                        |-----------------------|X  DIRECTOR          X  10% OWNER      |         /  /
|                                        |3.IRS OR SOC. SEC. NO. |---                  ---               |-------------------------
|----------------------------------------|  OF REPORTING PERSON  |                                       |7.INDIVIDUAL OR JOINT/
|      (STREET)                          |  (VOLUNTARY)          |X  OFFICER              OTHER          |  GROUP FILING
|                                        |                       |---(GIVE TITLE BELOW)---(SPECIFY BELOW)|  (CHECK APPLICABLE LINE)
| ENGLEWOOD, CO 80111                    |                       |                                       |XX  FORM FILED BY ONE
|                                        |       N/A             | PRESIDENT                             |--- REPORTING PERSON
|                                        |                       |                                       |    FORM FILED BY MORE
|                                      1 |                       |                                       |--- THAN REPORTING PERSON
|----------------------------------------------------------------------------------------------------------------------------------
|      (CITY)         (STATE)     (ZIP)  |     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
|----------------------------------------------------------------------------------------------------------------------------------
|----------------------------------------------------------------------------------------------------------------------------------
|1.TITLE OF SECURITY (INSTR. 4)            |2.AMOUNT OF SECURITIES       |3.OWNERSHIP   |4.NATURE OF INDIRECT BENEFICIAL
|                                          |  BENEFICIALLY OWNED         |  FORM:       |  OWNERSHIP (INSTR. 5)
|                                          |  (INSTR. 4)                 |  DIRECT (D)  |
|                                          |                             |  OR INDIRECT |
|                                          |                             |  (I)(INSTR.5)|
|------------------------------------------|-----------------------------|--------------|------------------------------------------
|     COMMON STOCK                         |     6,227,022               |      D       |        N/A                              |
|------------------------------------------|-----------------------------|--------------|------------------------------------------
|   COMMON STOCK (*1)                      |   16,283                    |     I        |      (*1)
|                                          |                             |              |
|----------------------------------------------------------------------------------------------------------------------------------
|   COMMON STOCK (*2)                      |                             |     I        |      (*2)
                                                                                                                                  |
                                          |   16,283                    |              |
|----------------------------------------------------------------------------------------------------------------------------------


(*1)  SHARES  OWNED  BY  WIFE  SUSAN  TAYLOR
(*2)  SHARES  HELD  BY  WIFE,  THE  CUSTODIAN  FOR  SON  ZACHARY  TAYLOR

REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS SECURITIES OWNED DIRECTLY OR INDIRECTLY.
*IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 5(B)(V)
(OVER)
POTENTIAL  PERSONS  WHO  ARE  TO  RESPOND  TO  THE  COLLECTION  OF  INFORMATION
CONTAINED  IN  THIS  FORM  ARE  NOT  REQUIRED    SEC  1473  (7-97)
TO  RESPOND  UNLESS  THE  FORM  DISPLAYS  A  CURRENTLY VALID OMB CONTROL NUMBER.

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FORM  3  (CONTINUED)
               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITY)

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|   1.TITLE OF DERIVATIVE  |   2.DATE EXERCISABLE |   3.TITLE AND AMOUNT OF UNDERLYING   |   4.CONVER- |   5.OWNER |   6.NATURE OF|
|  SECURITY (INSTR. 4)     |  AND EXPIRATION      |  DERIVATIVE SECURITY (INSTR. 4)      | sion or     |ship FORM  |  INDIRECT
|                          |  DATE                |                                      |  EXERCISE   | of DERIV- |  BENEFICIAL
|                          |  (MONTH/DAY/YEAR)    |                                      |  PRICE OF   |  ATIVE    |  OWNERSHIP
|                          |----------------------|--------------------------------------|  DERIVATIVE |  SECURITY:|  (INSTR. 5)
|                          |DATE       |EXPIRATION|                            |AMOUNT OR|  SECURITY   |  DIRECT   |
|                          |EXERCISABLE|DATE      |           TITLE            |NUMBER   |             |  (D) OR   |
|                          |           |          |                            |OF SHARES|             |  INDIRECT |
|                          |           |          |                            |         |             |  (I)      |
|                          |           |          |                            |         |             |  (INSTR.5)|
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------
|----------------------------------------------------------------------------------------------------------------------------------
|      N/A                 |    N/A    |    N/A   |        N/A                 |    N/A  |     N/A     |    N/A    |    N/A       |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------
|                          |   /  /    |  /  /    |                            |         |             |           |
|                          |           |          |                            |         |             |           |
|----------------------------------------------------------------------------------------------------------------------------------



EXPLANATION  OF  RESPONSES:


**INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF  FACTS  CONSTITUTE  FEDERAL
  CRIMINAL  VIOLATIONS.  SEE  18  U.S.C.  1001  AND  15  U.S.C.  78FF(A)

  /s/Paul Taylor                              12/28/2001
--------------------------------------------  ----------
**SIGNATURE  OF  REPORTING  PERSON                   DATE

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER. SEC 1473 (7-97)

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